Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our reports dated June 12, 2009, relating to the consolidated financial statements of Riverview Bancorp, Inc. and subsidiary, and the effectiveness of Riverview Bancorp, Inc. and subsidiary’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Riverview Bancorp, Inc. and subsidiary for the year ended March 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Portland, Oregon
October 21, 2009